                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT


                                  dated as of


                                 March 3, 1997


                                    between


                          ACCUMED INTERNATIONAL, INC.


                                      and


                        DIFCO MICROBIOLOGY SYSTEMS, INC.

                               TABLE OF CONTENTS


Section 1.       Definitions and Usage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

1.1.        Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1


1.2.        Usage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8

Section 2.  Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9

2.1.        Purchased Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9

2.2.        Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

2.3.        Assumed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12

2.4.        Excluded Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13

2.5.        Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14

2.6.        Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14

2.7.        Payment on the Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14

2.8.        Purchaser's Additional Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15

2.9.        Seller's Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15

2.10.       Reconveyance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16

2.11.       Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16

Section 3.  Representations and Warranties by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17

3.1.        Corporate Existence and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17

3.2.        Corporate Authorization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17

3.3.        No Conflict.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18

3.4.        Books and Records; Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18

3.5.        No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18

3.6.        Availability of Assets and Legality of Use  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

3.7.        Governmental Permits; FDA Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19


                                       -i-

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
3.8.        Intellectual Property.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

3.9.        Inventories; Products.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

3.10.       Order Backlog.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

3.11.       Title to Personal Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

3.12.       Contracts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

3.13.       Status of Contracts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

3.14.       Compliance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

3.15.       Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

3.16.       Customers and Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

3.17.       Finders and Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

3.18.       Continuing Employees and Related Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

3.19.       Sources of Components and Raw Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

3.20.       Confidentiality and Non-disclosure by Competing Bidders . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

Section 4.  Representations and Warranties by Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

4.1.        Corporate Existence and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

4.2.        Corporate Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

4.3.        No Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

4.4.        Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

4.5.        Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

4.6.        Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

4.7.        Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

4.8.        Finders and Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

Section 5.  Action Prior to the Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

5.1.        Investigation of Seller by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28





                                      -ii-
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
5.2.        Preserve Accuracy of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

5.3.        Consents of Third Parties; Governmental Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

5.4.        Operations Prior to the Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

5.5.        Notification by Seller of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

5.6.        No Shopping; Other Similar Investment Opportunities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

Section 6.  Covenants of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32

6.1.        Commercially Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32

6.2.        Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32

6.3.        Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     33

Section 7.  Covenants of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     33

7.1.        Commercially Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     33

7.2.        Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34

7.3.        Post Closing Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34

Section 8.  Additional Covenants and Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     35

8.1.        Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     35

8.2.        Use of Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     35

8.3.        Sales and Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     36

8.4.        Continuing Employees; Other Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     37

8.5.        Supply Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     37

Section 9.  Conditions Precedent to Obligations of Purchaser. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     37

9.1.        Compliance; No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     38

9.2.        Officers' Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     38

9.3.        Opinion of Seller's Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     38

9.4.        Necessary Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     38





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
9.5.        Necessary Governmental Approvals  . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . .   38

9.6.        Tender of Performance . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . .   38

9.7.        Release of Threatened Patent Infringement Claim . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . .   38

Section 10.      Conditions to Obligations of Seller  . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . .   39

10.1.       Compliance  . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . .   39

10.2.       Officers' Certificates  . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . .   39

10.3.       Opinion of Purchaser's General Counsel  . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . .   39

10.4.       Tender of Payment . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . .   39

Section 11.      Conditions Precedent to Obligations of Each of Purchaser and Seller  .  . . . . . . . . . . . . . . . . . . .   39

11.1.       No Orders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . .   39

11.2.       Ancillary Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . .   39

11.3.       No Restraining Order, Injunction or Threatened Legal Action . . . . . . . . . . . . . . . . . . . . . . .  . . . .   40

11.4.       Continuation of RELA Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .   40

Section 12.      Indemnification; Escrow. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .   40

12.1.       Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .   40

12.2.       General Indemnification by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .   40

12.3.       Consideration of Tax Benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .   41

12.4.       Indemnification by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .   41

12.5.       Notice of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .   41

12.6.       Third Person Claims . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . .   42

12.7.       Coordination of Indemnification Rights  . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . 43

12.8.       Limit on Indemnification; Disbursement of Escrowed Funds  . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . 44

12.9.       Exclusive Remedy  . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . 45

12.10.      No Other Representations  . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . .   45





                                      -iv-
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
12.11.      Excluded Indemnification Claims                                                                                     46

Section 13.      Termination  . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46

13.1.            Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46

13.2.            Notice of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47

13.3.            Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47

Section 14.      Survival of Representations, Warranties, Covenants and Agreements . . . . . . . . . . . . . . . . . . . . .    48

Section 15.      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48

Section 16.      Notices  . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48

Section 17.      Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49

Section 18.      Injunctive Relief  . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . .    49

Section 19.      Arbitration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50

Section 20.      Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50

Section 21.      Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . .    51

Section 22.      Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51

Section 23.      Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51

Section 24.      Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51

Section 25.      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51

Section 26.      Partial Invalidity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51

Section 27.      Execution in Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52

Section 28.      Bulk Transfer Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52

Section 29.      Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . .    52

Section 30.      Seller Extraordinary Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52


                            ASSET PURCHASE AGREEMENT

                 THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of March 3, 1997 by and between Difco Microbiology Systems, Inc., a corporation organized under the laws of Michigan ("Seller"), and AccuMed International, Inc., a corporation organized under the laws of Delaware ("Purchaser").

                              W I T N E S E T H :

                 WHEREAS, Seller is, among other things, engaged in the business of selling instruments and media for blood culturing and Mycobacteria testing referred to as the ESP Culture System II as more thoroughly described herein;

                 WHEREAS, Purchaser desires to acquire all assets and certain liabilities relating to the ESP System upon the terms and subject to the conditions herein set forth;

                 NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

         Section 1.       Definitions and Usage.

                                  As used in this Agreement:

                          1.1.    Definitions.

                                  Affiliate.  "Affiliate" means, with respect
to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

                                  Ancillary Agreements.  "Ancillary Agreements"
means the Manufacturing Agreement, License and Non-competition Agreement, Transition Services and Facility Agreement, the Escrow Agreement, the Escrow (Base Media Components) Agreement, the Base Media License, the Base Media Components License, the Instrument of Assumption, the Instruments of Assignment and the Closing Agreement.

                                Balance Sheet.  "Balance Sheet" has the meaning
given in Section 3.4

                                  Base Media.  "Base Media" means Difco's
proprietary formula for the following products:


         Description

         Septicemia Aerobic Media - for use in ESP 80A and 40A bottles

         Septicemia Anaerobic Media - for use in ESP 80N and 40N bottles

         Middlebrook 7H9 Broth - for use in ESP Myco bottles

                                  Base Media Components.  "Base Media
Components" means the following ingredients of DCM which are produced by processes that are proprietary to Difco:

         M-0122  Proteose Peptone  #3
         M-0123  Tryptone
         O-0127  Yeast Extract
         O-0713  Middlebrook 7H9 Broth
         O-0259  Casitone

                                  Base Media License.  "Base Media License"
means the Base Media License Agreement between Difco and Purchaser dated as of the Closing Date in the form attached hereto as Exhibit A.

                                  Base Media Components License.  "Base Media
Components License" means the Base Media Components License Agreement between Difco and Purchaser dated as of the Closing Date in the form attached hereto as Exhibit B.

                                  Bottle Disposable Products.  "Bottle
Disposable Products" means the following products consisting of the bottle containing culture media, supplements or inhibitors:

80A                     Aerobic bottles for blood and sterile body fluid
                        testing                                 7101-44-1

80N                     Anaerobic bottles for blood and sterile body fluid
                        testing                                  7103-44-9

EZ Draw 40A             Aerobic direct draw for blood and sterile body fluid
                        testing                                  7105-44-7

EZ Draw 40N             Anaerobic direct draw for blood and sterile body fluid
                        testing                                  7107-44-5

ESP Myco For detection of Mycobacteria in respiratory, blood, stool, tissue, sterile fluids, urine and wound
                          specimens                                 7111-42-0

ESP GS                    Myco growth supplement                    7112-42-0

ESP Myco PVNA             Myco antibiotic inhibitor                 7113-42-0

                                  Claim.  "Claim" means any demand, notice,
threat or claim in writing, made by a third party and directed to a Person and which either seeks to obtain the payment of money, to require the performance of any act, or to prevent the performance of any act.

                                  Claim Notice.  "Claim Notice" has the meaning
given in Section 12.5.


                                  Closing.  "Closing" means the sale and
transfer of the Purchased Assets from Seller to Purchaser and the consummation of the other transactions contemplated hereby.

                                  Closing Agreement.  "Closing Agreement" means
the Closing Agreement of even date herewith among Purchaser, Seller Difco and Difco Laboratories Incorporated, a Wisconsin corporation.

                                  Closing Date.    "Closing Date" has the
meaning given in Section 2.6.

                                  Code.  "Code" means the Internal Revenue Code
of 1986, as amended.

                                  Confidentiality Agreement.  "Confidentiality
Agreement" means the Confidential Disclosure Agreement dated November 8, 1996, as amended January 7, 1997, between Difco and Purchaser.

                                  Continuing Employees.  "Continuing Employees"
has the meaning given in Section 3.18(i).

                                  DCM.  "DCM" means the bill of materials and
recipe to produce the following products required in the Base Media.


         Component No.                     Description
         -------------                     -----------
         M - 6937                             Septicemia Aerobic Media - for use in ESP 80A
                                              and 40A bottles


         M - 6938                             Septicemia Anaerobic Media - for use in ESP 80N
                                              and 40N bottles

         0 - 0713                             Middlebrook 7H9 Broth - for use in ESP Myco bottles

                                  Difco.  "Difco" means Difco Laboratories
Incorporated, a Michigan corporation.

                                  Encumbrance.  "Encumbrance" means any lien,
security interest, hypothecation, mortgage, pledge, easement, conditional sale, trust or other title retention arrangement, device or agreement.

                                  Escrow Account.  "Escrow Account" has the
meaning given in Section 2.7.

                                  Escrow Agent.  "Escrow Agent" has the meaning
given in Section 2.7.

                                  Escrow Agreement.  "Escrow Agreement" means
the Escrow Agreement among Seller, Purchaser and the Escrow Agent dated as of the Closing Date in the form attached hereto as Exhibit C .

                                  Escrow (Base Media Components) Agreement.
"Escrow (Base Media Components) Agreement" means the Escrow Base Media Components Agreement among Difco, Purchaser and the escrow agent named therein dated as of the Closing Date in the form attached hereto as Exhibit D.

                                  Escrowed Funds.  "Escrowed Funds" has the
meaning given in Section 2.7.

                                  ESP Agreements.  "ESP Agreements" has the
meaning given in Section 2.1(vi).

                                  ESP Business.  "ESP Business" means the
business conducted by Seller of designing, developing, manufacturing and selling the ESP Product Line in the clinical market as currently conducted by Seller and shall not include any such business relating to any other market.

                                  ESP Product Line.  "ESP Product Line" means
the ESP Culture System II and predecessors comprised of disposables, software, and instruments for the growth and detection of microorganisms in blood cultures, sterile body fluids and Mycobacteria samples in instruments referenced by model Nos. 128, 256 and 384 utilizing ESP intellectual property which are among the Purchased Assets.

                                  Excluded Assets.  "Excluded Assets" has the
meaning given in Section 2.2.

                                  Expenses.  "Expenses" means any and all
reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, reasonable court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, laboratory fees, accountants and other professionals).

                          GAAP.  "GAAP" means generally accepted accounting
principles as practiced in United States, applied on a basis consistent with prior periods.

                                  Governmental Authority.  "Governmental
Authority" means any United States federal, state, local, possession or foreign governmental regulatory or administrative authority, agency, body, bureau, ministry, department or commission, or any political or governmental subdivision thereof, or any court.

                                  Governmental Order.  "Governmental Order"
means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                                  Governmental Permit.  "Governmental Permit"
means any license, franchise, contract, permit, privilege, immunity, approval or other authorization from a Governmental Authority, including clearances and approvals from the United States Food and Drug Administration under the Food, Drug and Cosmetics Act.

                                  Indemnified Party.  "Indemnified Party" has
the meaning given in Section 12.1.

                                  Indemnifying Party.  "Indemnifying Party" has
the meaning given in Section 12.1.

                                  Instruments of Assignment.  "Instruments of
Assignment" means, collectively, the Instrument of Assignment in the form attached as Exhibit E, the Assignment of Trademarks and Copyrights in the form attached as Exhibit F and the Assignment of Patents in the form attached as Exhibit G.

                                  Instrument of Assumption.  "Instrument of
Assumption" means the Instrument of Assumption in the form attached as Exhibit
H.

                                  Inventories.  "Inventories" means all
finished goods inventory related to the operation of the ESP Business, including all bottles containing media, instruments and connectors which have passed quality control procedures (and excluding raw materials and work in process including empty bottles) maintained, held, including on consignment, or stored by or for Seller on the Closing Date.

                                  Knowledge of Seller.  "Knowledge of Seller"
means the actual knowledge of Management of Seller and shall not include imputed knowledge.

                                  License and Non-competition Agreement.
"License and Non-competition Agreement" means the Non-clinical License and Non-competition Agreement among Difco, Seller, Difco Laboratories Incorporated, a Wisconsin corporation, and Purchaser dated as of the Closing Date in the form attached as Exhibit I.

                                  Losses.  "Losses" means any and all
out-of-pocket losses, costs, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, or other charges, but excluding in any event any consequential, incidental, special, punitive or exemplary, damages or charges.

                                  Management.  "Management" shall mean those
persons holding the following offices or having the following titles at Seller or Difco: President, Executive Vice President of Finance and Operations, Director of Corporate Development and Executive Vice President of Product Development.

                                  Manufacturing Agreement.  "Manufacturing
Agreement" means the Manufacturing Agreement between Purchaser, Difco and Difco Laboratories Incorporated, a Wisconsin corporation, dated as of the Closing Date in the form attached as Exhibit J.

                                  Material Adverse Change.  "Material Adverse
Change" means a material adverse change in the business, assets, condition (financial or otherwise) and results of operations of the ESP Business taken as a whole.

                                  Material Adverse Effect.  "Material Adverse
Effect" means a material adverse effect on the business, assets, condition (financial or otherwise) and results of operations of the ESP Business taken as a whole.

                           Permitted Encumbrances.  "Permitted
Encumbrances" means (i) Encumbrances of lessors and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, and (ii) other Encumbrances or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Encumbrances or imperfection, (iii) any Encumbrance for taxes not yet due and payable or being contested in good faith by appropriate proceedings and (iv) any Encumbrance granted under any of the ESP Agreements.

                          Person.  "Person" means an individual, a corporation,
a limited liability corporation, a partnership, a limited liability partnership, an association, a trust or other entity or organization, including any Governmental Authority.

  Purchase Price.  "Purchase Price" has the meaning set forth in Section 2.5.

                          Proceeding.  "Proceeding" shall mean any action,
suit, or legal, administrative or arbitration proceeding or investigation pending before, or conducted by, any arbitrator, tribunal or Governmental Authority.

                          RELA Agreement.  "RELA Agreement" means the
Manufacturing and Supply Agreement between Difco and RELA, Inc. ("RELA") dated as of August 15, 1995, as amended by Addendum No. 1, executed as of November 15, 1996 (the "RELA Agreement").

                          Requirements of Law.  "Requirements of Law" means any
federal, state and local statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements).

                          Seller Real Property.  "Seller Real Property" means
any land, plant, building, facility, structure, underground storage tank, fixture, permanently affixed equipment or unit, or other asset which under applicable law would be deemed a "real property asset" which is owned, leased or operated by Seller and used in the ESP Business.

                          Tax.  "Tax" means any federal, state, local or
foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, value added tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority.

                                  Transition Services and Facility Agreement.
"Transition Services and Facilities Agreement" means the Transition Services and Facility Agreement between Purchaser and Difco dated as of the Closing Date in the form attached as Exhibit K.

                          1.2.    Usage.

                                  (i)         References to a Person, other
than the parties hereto, are also references to its permitted assigns and permitted successors in interest (by means of merger, consolidation or sale of all or substantially all the assets of such Person or otherwise, as the case may be); and references to a Person who is a party hereto are also references to its permitted assigns and permitted successors in interest in accordance with Section 20.

                                  (ii)        References to a document are
to it as amended, waived and otherwise modified as of the time in question and references to a statute or other governmental rule are to it as amended and otherwise modified as of the time in question (and references to any provision thereof shall include references to any successor provision in effect as of the time in question).

                                  (iii)       References to Sections or to
Schedules or Exhibits are to sections hereof or schedules or exhibits hereto, unless the context otherwise requires.

                                  (iv)        The definitions set forth
herein are equally applicable both to the singular and plural forms and the feminine, masculine and neuter forms of the terms defined.

                                  (v)         The term "including" and
correlative terms shall be deemed to be followed by "without limitation" whether or not followed by such words or words of like import.

                                 (vi)         The term "hereof" and similar
terms refer to this Agreement as a whole.

                                  (vii)       References to the "parties" are
to the Purchaser and Seller, unless the context otherwise requires.

                                  (viii)      The date on which any notice or
other writing is deemed given shall be determined pursuant to Section 16.

                 Section 2.       Purchase and Sale.

                          2.1.    Purchased Assets.  Upon the terms and subject
to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the ESP Business and the following assets and properties of Seller as the same shall exist on the Closing Date (herein collectively called the "Purchased Assets"), (as to any item which is a document, Seller shall deliver paper copies and, to the extent practicable, copies in electronic format).

                                  (i)      All notes and United States
accounts receivable generated by the ESP Business, but excluding any intercompany receivables.

                                  (ii)     All Inventories of the ESP
Business, including a copy of the collection of all cultures used in the production of the ESP Product Line to the extent in the possession of Seller or its Affiliates or warehoused by a third Person for the benefit of Seller or its Affiliates and a copy of quality control procedures (it being acknowledged by the parties that Seller and its Affiliates may retain a copy of such cultures and quality control procedures for their own use).

                                  (iii)    To the extent transferable under
applicable law, the Governmental Permits listed in Schedule 2.1(iii).

                                  (iv)        All of the laboratory,
production, quality assurance and control and office machinery and equipment, furniture and other personal property listed or referred to in Schedule 2.1(iv) and the maintenance logs pertaining to production equipment that is among the Purchased Assets.

                                  (v)      The trademarks, trade names, and
service marks (and all goodwill associated therewith), and copyrights registered or unregistered, and the applications for registration thereof and the patents and applications therefor, trade secrets, know how, technology, and other intellectual property and proprietary information, and the licenses relating to any of the foregoing, in each case as listed in Schedule 3.8(i).

                                  (vi)     Each of the following:  (1) all
purchase orders, quotations, bids and similar items placed with Seller and/or its Affiliates on or prior to the Closing Date covering the purchase or lease of products of the ESP Business or covering the rendition of services relating to the ESP Business, (2) all purchase orders, quotations, bids and similar items placed by Seller and/or its Affiliates on or prior to the Closing Date covering the purchase by Seller and/or its Affiliates of supplies or materials relating to the ESP Business (except for empty bottles and related supplies and materials), (3) all reagent rental agreements, warranties and service agreements entered into by Seller and/or its Affiliates on or prior to the Closing Date relating to the ESP Business, (4) the RELA Agreement, (5) to the extent the same are assignable under such agreements and applicable law, the confidentiality and non-disclosure agreements referred to in Section 3.18(v), and (6) the other agreements listed on Schedule 2.1(vi) (collectively, the "ESP Agreements").

                                  (vii)    All of the documents and other
information listed on Schedule 2.1(vii), to the extent assignable. (Seller shall be entitled to retain a copy of such documents as are designated by footnote on Schedule 2.1(vii).

                                  (viii)   All of Seller's rights, claims or
causes of action against third parties relating to the Purchased Assets arising out of transactions occurring prior to the Closing Date, except in so far and to the extent the same relate to any of the Excluded Assets and/or Excluded Liabilities.

                                  (ix)     Notwithstanding anything to the
contrary contained herein, there shall not be assigned to Purchaser any ESP Agreement if an attempted assignment thereof without the consent of the other party or parties thereto would constitute a breach thereof. Seller shall cooperate after the Closing with Purchaser, at Purchaser's expense, to obtain any required consent to the assignment of any such ESP Agreement. The Parties expressly intend and agree that the beneficial interest in and to such ESP Agreements shall, to the extent permitted by the relevant agreements and applicable law, pass to Purchaser and Seller and Purchaser each agree (i) that Seller shall hold all such agreements for the benefit of Purchaser from and after the Closing Date, (ii) to make or complete the assignment or assignments as soon as reasonably possible, and (iii) to cooperate with each other, at Purchaser's expense, in any other reasonable arrangement designed to enable Seller or Purchaser ( on behalf of Seller) to fulfill any such agreements until an effective assignment thereof to Purchaser shall have been obtained. The Parties further expressly intend and agree that all liabilities and obligations (and including any liabilities arising from any termination of any such agreement or claim of breach or damage by the other party or parties as a result of the transactions contemplated hereby) under or in respect of any such ESP Agreements shall be assumed by Purchaser as of the Closing Date, whether or not the assignment thereof can be made, and all such liabilities and obligations shall constitute Assumed Liabilities under this Agreement.

                          2.2.    Excluded Assets.  Notwithstanding the
provisions of Section 2.1, no assets of any kind or character whatsoever of the Seller or any of its Affiliates, whether or not used in or relating to the ESP Business, other than the Purchased Assets specifically identified in Section
2.1 above, shall be transferred to Purchaser under or pursuant to this Agreement, and Purchaser shall have no right in or to any such other assets (the "Excluded Assets"). Without limitation of the generality of the foregoing, Excluded Assets shall include the following.

                                  (i)         All cash, bank deposits and cash
equivalents, accounts receivable (other than as described in Section 2.1(i)), checks received by Seller or an Affiliate on or prior to the Closing Date, commercial paper, and certificates of deposit.

                                  (ii)        The names "Difco Laboratories,"
"Difco Microbiology Systems" or any related or similar trade names, trademarks, service marks or logos to the extent the same incorporate the name "Difco," "MSD" or any variation thereof.

                                  (iii)       Seller's rights, claims or causes
of action against other Persons relating to the assets, properties, business or operations of the ESP Business (1) whether now accrued or hereafter to accrue, contingent or otherwise, known or unknown, including all rights under express or implied warranties from manufacturers, vendors and suppliers, claims for collection and indemnity, claims in bankruptcy, choses in action, and other rights, privileges, claims, causes of action and options insofar and to the extent the same relate to, or otherwise constitute or amount to a set-off, counterclaim or other defense against all or any portion of the Excluded Liabilities or obligations pursuant to Section 8, (2) for which Losses in respect thereof relate to the period prior to the Closing Date or (3) which relate to Excluded Assets.

                                  (iv)        All Seller Real Property and all
other real property.

                                  (v)         All contracts of insurance.

                                  (vi)        All corporate minute books and
stock transfer books and the corporate seal of Seller and its Affiliates and all books and records relating to taxes, employee benefit matters, employees, the Seller's business relating to the Non-clinical Purpose (as defined in the License and Non-competition

Agreement), all books and records relating to the Excluded Assets and the Excluded Liabilities and all other books and records not described in Section 2.1(vi).

                                  (vii)    All of the assets and properties of
Seller of every kind and description, wherever located, real, personal or mixed, tangible or intangible, used primarily in connection with Seller's business other than the ESP Business.

 (viii)  Seller's rights under the lease agreements relating to real property.

                                  (ix)        Seller's employee benefit
agreements, plans or arrangements maintained by Seller and all employment agreements for employees of Seller who are not Continuing Employees.

                                  (x)      All rights to receive corporate and
other Seller or Affiliate services (including those relating to treasury, cash management, accounting, tax, legal, data processing and management information services), and all computer programs and computer data bases used in providing such services or to purchase goods and services to or from the Seller or any Affiliate.

                                  (xi)     All rights of the Seller under this
Agreement and the Ancillary Agreements.

                                  (xii)    All service marks, copyrights, trade
names, patents and patent rights, trade secrets, know how, technology and other intellectual property and proprietary information (including the formula for the Base Media), whether registered or unregistered and all pending applications and registrations therefore that are used, owned, licensed or otherwise held by the Seller or any of its Affiliates, except only the items set forth in Sections 2.1(v) and (vii).

                                  (xiii)   All refunds or credits, if any of
Taxes of the Seller or any Affiliate.

                                  (xiv)    All rights in and to the Base Media,
the DCM and the Base Media Components except only as provided in the Base Media License and the Base Media Components License.

                          2.3.    Assumed Liabilities.  On the Closing Date,
Purchaser shall assume and agree to pay and discharge the Assumed Liabilities described below and deliver to Seller the Instrument of Assumption pursuant to which Purchaser shall assume and agree to pay and discharge the Assumed Liabilities in accordance with their respective terms and subject to the respective conditions thereof.

For the purposes hereof, the "Assumed Liabilities" shall include the following.

                                  (i)  All liabilities and obligations of
Seller or any Affiliate to be paid or performed after the Closing Date under the ESP Agreements and including payment of invoices dated prior to the Closing Date and relating to Inventory not received by Seller or an Affiliate prior to the Closing Date but excluding payment of any amounts in respect of invoices dated prior to the Closing Date and relating to Inventory, raw materials or other assets received by Seller or an Affiliate prior to the Closing Date.

                                 (ii)  The other liabilities described on
Schedule 2.3, if any.

                          2.4.    Excluded Liabilities.  Purchaser shall not
assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Seller, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Purchaser pursuant to Section 2.3 (all such liabilities and obligations not being assumed being herein called the "Excluded Liabilities") and, notwithstanding anything to the contrary in
Section 2.3, none of the following shall be "Assumed Liabilities" for purposes of this Agreement.

                                  (i)       Subject to Section 8.3, any Tax
imposed on Seller or any of its Affiliates with respect to any period.

                                  (ii)      Subject to Section 8.3, any Tax
imposed in respect of the ESP Business for any period of time ending on or prior to the Closing Date.

                                  (iii)     Subject to Section 8.3, any
liabilities of Seller in respect of any Taxes of Seller.

                                  (iv)      Any intercompany payable and other
liabilities or obligations of the ESP Business to Seller or any of its Affiliates, and accounts payable in respect of any and all invoices dated prior to the Closing Date and relating to Inventory, raw materials or other assets received by Seller or an Affiliate prior to the Closing Date.

                                  (v)       Any costs and expenses incurred by
Seller incident to its negotiation and preparation of this Agreement, the Ancillary Agreements and the performance and compliance with the agreements and conditions contained herein and therein.

                                  (vii)    Any liabilities or obligations in
respect of any Excluded Assets.

                                  (viii)   Any liabilities or obligations
pursuant to rebate programs of Seller accrued prior to the Closing Date.

                                  (ix)        Any liabilities or obligations
pursuant to incentive, compensation, bonus, promotional plans or arrangements of Seller in respect of its employees (including Continuing Employees) accrued prior to the Closing Date.

                                  (x)      Any amounts accrued prior to the
Closing Date in respect of any (i) employee, sales representative, distributed incentive, bonus or other compensation plan or arrangement, and (ii) customer rebate or other incentive plan or arrangement, excepting only the Assumed Liabilities, it being understood and agreed that Purchaser is assuming no liabilities or obligations of Seller other than the Assumed Liabilities.

                          2.5.    Purchase Price.  The purchase price for the
Purchased Assets (the "Purchase Price") shall be $6,000,000 in cash.

                          2.6.    Closing Date.  The Closing shall be
consummated at 9:00 a.m., Chicago time, on March 3, 1997, provided that if all of the conditions set forth in Sections 9, 10, and 11 are not satisfied or waived by the parties on or prior to such date, the Closing shall occur on a business day mutually agreeable to Purchaser and Seller not sooner than five business days and not later than ten business days after satisfaction or waiver of all such conditions, and provided further that the Closing may take place on such other date as may be agreed upon by Purchaser and Seller after the conditions set forth in Sections 9, 10 and 11 have been satisfied, at the offices of Purchaser at 900 North Franklin Street, Suite 401, Chicago, Illinois or at such other place or at such other time as shall be agreed upon by Purchaser and Seller. The hour of 12:01 a.m. on the date on which the Closing is actually held is sometimes referred to herein as the "Closing Date." The Closing shall be effective as of the Closing Date.

                          2.7.    Payment on the Closing Date.  Subject to
fulfillment or waiver of the conditions set forth in Sections 9 and 11 at Closing Purchaser shall pay Seller $6,000,000 by wire transfer of immediately available funds as follows: (i) $5,600,000 to the account of Seller specified in writing by Seller and delivered to Purchaser within two business days prior to the Closing Date, and (ii) $400,000 (the "Escrowed Funds") to an account designated by the Escrow Agent (the "Escrow Account") in the name of First Trust National Association as escrow agent (the

"Escrow Agent") to be held and administered in accordance with the Escrow Agreement.

                          2.8.    Purchaser's Additional Deliveries.  Subject
to fulfillment or waiver of the conditions set forth in Section 10, at Closing Purchaser shall deliver to Seller all the following (provided that Purchaser's obligations to deliver the item specified in Section 2.8(iv) shall be limited to using its commercially reasonable efforts to cause such to be delivered).

                                  (i)  Copies of Purchaser's Certificate of
Incorporation certified as of a recent date by the Secretary of State of the State of Delaware.

                                  (ii)  Certificate of good standing of
Purchaser issued as of a recent date by the Secretary of State of the State of Delaware.

                                  (iii)  Certificate of the Secretary or an
Assistant Secretary of Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (1) no amendments to the Certificate of Incorporation of Purchaser since a specified date, (2) the Bylaws of Purchaser, (3) the resolutions of the Board of Directors of Purchaser authorizing the execution and performance of this Agreement, the Ancillary Agreements and the transactions contemplated herein and therein, and (4) incumbency and signatures of the officers of Purchaser of executing this Agreement and any Ancillary Agreement.

                                (iv)     Opinion of the General Counsel of
Purchaser substantially in the form contained in Schedule 10.3.

                                (v)      The Instrument of Assumption duly
executed by Purchaser.

                                (vi)     The certificate contemplated by Section
10.2, duly executed by the Chief Executive Officer and President or the Chief Financial Officer and Corporate Vice President of Purchaser.

                                (vii)    The Ancillary Agreements to which
Purchaser is a party, duly executed by Purchaser.

                          2.9.    Seller's Deliveries.  Subject to fulfillment
or waiver of the conditions set forth in Section 10, at Closing Seller shall deliver to Purchaser all the following (provided that Seller's obligations to deliver the items specified in Sections 2.9(iv) and (vi) shall be limited to using its commercially reasonable efforts to cause such items to be delivered).

                                  (i)         Copies of the Articles of
Incorporation of Seller and each of its Affiliates which is party to an Ancillary Agreement certified as of a recent date by the Michigan Department of Consumer and Industry Services or other applicable Governmental Authority.

                                  (ii)        Certificate of good standing of
Seller and each of its Affiliates which is a party to an Ancillary Agreement issued as of a recent date by the Michigan Department of Consumer and Industry Services or other applicable Governmental Authority of their respective jurisdictions of incorporation.

                                  (iii)    Certificates of the Secretary or an
Assistant Secretary of each of Seller and its Affiliates which are party to an Ancillary Agreement, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to (1) no amendments to their respective Articles of Incorporation since the respective dates of certification by the Michigan Department of Consumer and Industry Services or other applicable Governmental Authority, (2) their respective Bylaws; (3) the resolutions of the Board of Directors of Seller and each of its Affiliates which is a party to an Ancillary Agreement to authorizing the execution and performance of this Agreement, the Ancillary Agreements and the transactions contemplated herein and therein, and (4) incumbency and signatures of the officers of Seller and each of its Affiliates which is a party to an Ancillary Agreement executing this Agreement and any Ancillary Agreement.

                                  (iv)     Opinion of Miller, Canfield, Paddock
and Stone, P.L.C., counsel to Seller, substantially in the form contained in
Schedule 9.3.

                                  (v)      The Instruments of Assignment duly
executed by Seller;

                                  (vi)     The consents, waivers and approvals
listed on Schedule 2.9(vi) relating to the Purchased Assets, the ESP Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

                                  (vii)    The Ancillary Agreements to which
Seller and/or its Affiliates is a party, duly executed on behalf of Seller and such Affiliates, respectively;

                                 (viii)   The certificate contemplated by
Section 9.2 , duly executed in accordance therewith;

                        2.10. Reconveyance. Purchaser hereby agrees to reconvey to Seller any assets that are not intended to be Purchased

Assets but which are nonetheless conveyed to Purchaser as a result of inadvertence, mistake, operation of law or otherwise.

                          2.11.   Allocation of Purchase Price.  Purchaser and
the Seller shall execute and deliver duplicate IRS Forms 8594, with an allocation of the Purchase Price as mutually agreed by the Parties within 30 days following the Closing Date and shall file all other returns and reports in a manner consistent with such allocations.

                 Section 3. Representations and Warranties by Seller. Seller hereby represents and warrants to Purchaser as follows.

                 3.1. Corporate Existence and Power. Seller and each of its Affiliates which is party to an Ancillary Agreement is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction and has all corporate powers and all material Governmental Permits required to carry on the ESP Business as now conducted by it. Except as disclosed on Schedule 3.1, to the extent Seller or any of its Affiliates which is party to an Ancillary Agreement engages in ESP Business in any jurisdiction other than its jurisdiction of incorporation, Seller or such Affiliate, as the case may be, is duly qualified to do business and is in good standing in such other jurisdictions where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Seller has heretofore delivered to Purchaser true and complete copies of Articles of Incorporation and Bylaws, in each case as amended, and as currently in effect of Seller and each of its Affiliates which is a party to an Ancillary Agreement.

                          3.2.    Corporate Authorization.  The execution,
delivery and performance by Seller and each of its Affiliates which is a party to an Ancillary Agreement of this Agreement and the respective Ancillary Agreements to which Seller and such Affiliates (as applicable) are party, and the consummation by Seller and such Affiliates of the transactions contemplated herein and therein are within Seller's and such Affiliates' corporate powers and have been duly authorized by all necessary corporate action on the part of Seller and such Affiliates. Each of this Agreement and the Ancillary Agreements to which Seller or an Affiliate is a party constitutes a valid and binding agreement of Seller and such Affiliates that is a party thereto, enforceable against Seller and such Affiliates (as applicable) in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor's rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

                          3.3.    No Conflict.  Except as set forth on Schedule
3.3, this Agreement, the Ancillary Agreements and the execution and delivery hereof and thereof by Seller and each of its Affiliates which is party to an Ancillary Agreement, do not, and the fulfillment and compliance with the terms and conditions hereof and thereof by Seller and each of its Affiliates which is party to an Ancillary Agreement and the consummation of the transactions contemplated herein and therein by Seller and each of its Affiliates which is party to an Ancillary Agreement will not: require the consent or approval of, or a notification to any other Person, or conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under any ESP Agreement, or result in the creation or imposition of any Encumbrance upon any Purchased Asset under (i) the Articles of Incorporation or Bylaws of Seller and each of its Affiliates which is party to an Ancillary Agreement, (ii) any ESP Agreement, (iii) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right restriction or obligation to which Seller and each of its Affiliates which is party to an Ancillary Agreement is a party or any of the Purchased Assets is subject or by which Seller is bound, (iv) any Governmental Order to which Seller is a party or any of the Purchased Assets is subject or by which Seller is bound, or (v) any Requirements of Laws affecting Seller or any of its Affiliates which is party to an Ancillary Agreement or the Purchased Assets, except in each case as would not reasonably be expected to have a Material Adverse Effect.

                          3.4.    Books and Records; Financial Statements.
Seller has delivered to Purchaser a true, correct and complete copy of the ESP Balance Sheet as of December 31, 1996 (the "Balance Sheet"). Except as set forth on Schedule 3.4, such Balance Sheet (including any related schedules or notes) have, in their entirety, been prepared in accordance with GAAP, and such Balance Sheet fairly presents in all material respects the financial position of the ESP Business as of the date (subject in each case to year end and audit adjustments).

                          3.5.    No Undisclosed Liabilities.  Except for (i)
liabilities which are disclosed on Schedule 3.5 or any other Schedule to this Agreement or reflected in the Balance Sheet, (ii) liabilities incurred in the ordinary course of business of the ESP Business subsequent to the December 31, 1996, and (iii) the Assumed Liabilities and the Excluded Liabilities, the ESP Business has no liabilities, contingent or otherwise (including unasserted claims) of a character that would be required under GAAP to be set forth on a balance sheet of the ESP Business.

                          3.6.    Availability of Assets and Legality of Use.
Except as set forth in Schedule 3.6, all the Purchased Assets which are personal property and used in the operation of the ESP Business are in good condition in all material respects (subject to normal wear and tear) and are generally suitable for the uses for which they are currently being used.

                          3.7.    Governmental Permits; FDA Matters.

                                  (i)         Seller or an Affiliate owns,
holds or possesses all Government Permits from a Governmental Authority which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its ESP Business substantially as currently conducted, except any as would not reasonably be expected to have a Material Adverse Effect. Schedule 3.7(i) sets forth a list of each such Governmental Permit. Complete and correct copies of all of the Governmental Permits have heretofore been delivered to Purchaser by Seller.

                                  (ii)        Except as set forth in Schedule
3.7(ii): (1) Seller has fulfilled and performed its obligations under each of the Governmental Permits, and is in compliance with the conditions of such Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect in any material respect the rights of Seller under any such Governmental Permit, in each case except as would not reasonably be expected to have a Material Adverse Effect;
(2) no notice of cancellation, of default or of any material dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Seller, in each case except as would not reasonably be expected to have a Material Adverse Effect; and (3) each of the Governmental Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the Closing Date, in each case without (a) the occurrence of any breach, default or forfeiture of rights thereunder, or (b) the consent, approval, or act of, or the making of any filing with, any Governmental Authority, in each case except as would not reasonably be expected to have a Material Adverse Effect.

                                  (iii)    To the Knowledge of Seller, there
are no rule making or similar proceedings before the United States Food and Drug Administration or any comparable federal, state, local or foreign Governmental Authority which involve or affect the ESP Business, the final result of which, if unfavorable to the ESP Business, could have a Material Adverse Effect.

                          3.8.     Intellectual Property.

                                (i)         Schedule 3.8(i) contains a list and
description of.

                                        (1)     All United States and foreign
patents and patent applications, all United States federal, state, and foreign trademarks, service marks, trade names and all copyrights for which registrations have been issued or applied for, and all other United States, and foreign trademarks, service marks, trade names and copyrights, proprietary software and programs pertaining to the ESP Business, owned by Seller or in which Seller holds any right, license or interest, showing in each case the product, device, process, service, business or publication covered thereby, the owner, registered or otherwise, expiration date and number, if any, and, in the case of any such right, license or interest, a description thereof.

                                        (2)     All agreements, licenses,
assignments and indemnities relating to any asset, property or right of the character described in the preceding clause (1) to which Seller is a party, showing in each case the parties thereto and the material terms thereof, and, in the case of written agreements, licenses, assignments or indemnities, the location of the original instrument.

                                        (3)     All licenses or agreements
pertaining to mailing lists, know-how, trade secrets, inventions, disclosures or uses of ideas used in or relating to the ESP Business to which Seller is a party, showing in each case the parties thereto and the material terms thereof.

                                        (4)     All registered, assumed or
fictitious names under which Seller is conducting the ESP Business or has within the previous five years conducted the ESP Business.

                                  (ii)        To the Knowledge of Seller, all
patents listed in Schedule 3.8(i) as being owned, controlled or used by Seller are valid and in force and all patent applications of Seller listed therein are in good standing, all without challenge of any kind, and, except as otherwise disclosed in Schedule 3.8(ii), Seller owns the entire right, title and interest in and to such patents and patent applications without qualification, limitation, burden or encumbrance of any kind, except for Permitted

Encumbrances, if any. To the Knowledge of Seller, all of the registrations for trade names, trademarks, service marks and copyrights listed in Schedule 3.8(i) as being owned, controlled or used by Seller are valid and in force and all applications for such registrations are pending and in good standing, all without challenge of any kind, and Seller owns the entire right, title and interest in and to all such trade names, trademarks, service marks and copyrights so listed as well as the registrations and applications for registration therefor without qualification, limitation, burden or encumbrance of any kind, except for Permitted Encumbrances. Correct and complete copies of all the patents and patent applications and of all of the trademarks, trade names, service marks and copyrights and registrations, applications or deposits therefor and all the licenses listed in Schedule 3.8(i) have heretofore been made available by Seller to Purchaser.

                                  (iii)    To the Knowledge of Seller, except
as disclosed in Schedule 3.8(iii), Seller owns or has the royalty free right to use all patents, trademarks, service marks, copyrights, trade names, inventions, improvements, processes, formulae, trade secrets, mailing lists, know-how and proprietary or confidential information used in conducting the ESP Business. To the Knowledge of Seller, no infringement of any patent, patent right, trademark, service mark, trade name, or copyright or registration thereof has occurred or results in any way from the operations of the ESP Business except as disclosed on Schedule 3.8(iii). To the Knowledge of Seller, no claim or threat of any such infringement has been made or implied in respect of any of the foregoing, no claim of invalidity of any patent described in
Schedule 3.8(i) has been made and no proceedings are pending or, to the best knowledge of Seller, threatened against Seller which challenge the validity or ownership of any patent, trademark, trade name, service mark or copyright or the ownership of any other right or property described in Schedule 3.8(i), and Seller does not have Knowledge of the infringing use of any of the same by any other Person, except in each case as disclosed on Schedule 3.8(iii). To the Knowledge of Seller, Seller has had no notice of a claim against Seller that the operations, activities, products, equipment, machinery or processes of the ESP Business or operations infringe the patents, trademarks, service marks, trade names, copyrights or other property rights of any other Person, except as disclosed on Schedule 3.8(iii).

                          3.9.    Inventories; Products.

                                  (i)         Except as set forth in Schedule
3.9(i), Seller has good and marketable title to the Inventories, free and clear of all Encumbrances, except Permitted Encumbrances.

                                  (ii)        The Inventories do not consist of
any items held by Seller on consignment for others. Seller is not under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of its customers other than in the ordinary course of the business consistent with past practice. Schedule 3.9(ii) hereto contains a complete list of the addresses of all warehouses and other facilities in which the Inventories are located.

                                  (iii)    Included in the customer files to be
transferred to Purchaser at Closing is a true and complete copy of each product warranty or guarantee of performance or conformity of products manufactured or sold by Seller pertaining to the ESP Business to any governmental or industry specification or standard.
                          3.10.   Order Backlog.  Schedule 3.10 lists (i) each
sales order which has been accepted by Seller and which was open December 31, 1996; and (ii) each purchase order that has been issued by Seller which was open as of December 31, 1996.

                          3.11.   Title to Personal Property.  Except as set
forth on Schedule 3.11, Seller has good and marketable title to all Purchased Assets which constitute personal property in each case, free and clear of all Encumbrances, except for Permitted Encumbrances.

                          3.12.   Contracts.  Except as set forth on Schedule
3.12, Seller is not a party to or bound by, in each case pertaining to the ESP Business and except in the ordinary course of business.

                                  (i)         Any contract for the purchase or
sale of real property.

                                  (ii)        Any contract or purchase order
for the purchase of raw materials or supplies in excess of Seller's reasonably anticipated requirements.

                                  (iii)    Any contract or open purchase order,
standing order bid for purchases or other agreement for the purchase of goods or services which involved the payment of more than $30,000 in calendar 1996 or which Seller reasonably anticipates will involve the payment of more than $30,000 in 1997 or which extends beyond December 31, 1997.

                                  (iv)        Any contract for the purchase,
licensing or development of software to be used by Seller in connection with the ESP Business.

                                  (v)      Any consignment, distributor,
dealer, remarketing, manufacturer's representative, sales agency, advertising representative or advertising or public relations contract or rebate program which involved the payment of more than $30,000 in calendar 1996 or which Seller reasonably anticipates will involve the payment of more than $30,000 in 1997 or which extends beyond December 31, 1997.

                                  (vi)        Any guarantee of the obligations
of customers, suppliers, officers, directors, employees, Affiliates or others, except endorsements of negotiable instruments in the ordinary course of business.

                                  (vii)    Any agreement which provides for, or
relates to, the incurrence by Seller of debt for borrowed money secured by the Purchased Assets.

                                  (viii)   Any contract not made in the
ordinary course of business.

                                  (ix)        any other contract, order,
judgment, decree, agreement, or instrument or written commitment or understanding which is material to the ESP Business or which restricts, in a material manner, the permitted activities of Seller in connection with the ESP Business.

                          3.13.   Status of Contracts.  To the Knowledge of
Seller, except as set forth in Schedule 3.13 or in any other Schedule hereto, each of the material ESP Agreements constitutes a valid and binding obligation of Seller and is in full force and effect and (except as set forth in Schedule
3.13 and except for those ESP Agreements which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions thereof or otherwise in the ordinary course of business) will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other Person that is a party thereto, except in each case as would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, (x) Seller has fulfilled and performed in all material respects its obligations under each of the ESP Agreements and is not in, or alleged to be in, breach or default under, nor alleged by any other Person that is a party thereto to be any basis for termination of, any of the ESP Agreements, (y) no other party to any of the ESP Agreements has materially breached or defaulted thereunder, and (z) no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Seller, or by any such other Person that is a party thereto, except in each case as would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, Seller is not currently renegotiating any of the ESP Agreements or paying liquidated damages in lieu of performance thereunder, except in each case as would not reasonably be expected to have a Material Adverse Effect. Complete and correct copies of each of the ESP Agreements have heretofore been made available to Purchaser by Seller.

                          3.14.   Compliance.  To the Knowledge of Seller,
Seller has complied in all material respects with all laws, regulations, orders, judgments or decrees of any Governmental Authority applicable to Seller's operations of the ESP Business, non-compliance with which would reasonably be expected to have a Material Adverse Effect.

                          3.15.   Litigation.  Except as set forth in Schedule
3.15, there are no actions, suits, proceedings or governmental investigations or inquiries pending or, to the Knowledge of Seller, threatened in writing against Seller or the Purchased Assets or the operations of the ESP Business which in any manner challenges or seeks to delay, prevent or hinder the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

                          3.16.   Customers and Suppliers.  Set forth in
Schedule 3.16 is a list of names of the ten largest customers and the ten largest suppliers (measured by U.S. dollars, volume of purchases or sales in each case) of the ESP Product Line and the percentage of ESP Business revenues which each such customer or supplier represents or represented during each of the years ended December 31, 1995 and 1996. Copies of the standard forms of purchase order for inventory and other supplies and sales contracts for finished goods used by Seller pertaining to the ESP Business have been made available by Seller to Purchaser. Except as set forth in Schedule 3.16, to the Knowledge of Seller, there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of Seller with any customer or group of customers listed in
Schedule 3.16, or whose purchases individually or in the aggregate are material to the operations of the ESP Business, or with any supplier or group of suppliers listed in Schedule 3.16, or whose sales individually or in the aggregate are material to the operations of the ESP Business, except as may occur as a result of the transactions contemplated in this Agreement;

                          3.17.   Finders and Brokers.  Seller shall pay any
and all fees or commissions owed by it to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

                          3.18.   Continuing Employees and Related Agreements.

                                  (i)      Except as set forth in Seller's
standard form of employment agreement, a copy of which has been delivered to Purchaser and except as described in Schedule 3.18(i), Seller is not, with respect to employees listed on Schedule 3.18(ii) (who have been designated by Purchaser as the employees of Seller to whom Purchaser has or intends to offer employment following the Closing) (collectively, the "Continuing Employees"), a party to or bound by any written employee collective bargaining agreement, employment agreement (other than employment agreements terminable by Seller without premium or penalty on notice of 30 days or less under which the only monetary obligation of Seller is to make current wage or salary payments and provide current fringe benefits), consulting, advisory or service agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete.

                                  (ii)     Schedule 3.18(ii) contains with
respect to the Continuing Employees: the then current annual compensation of, and a description of the fringe benefits (other than those generally available to employees of Seller) provided by Seller to each Continuing Employee.

                                  (iii)    Except as set forth in Schedule
3.18(iii), with respect to the Continuing Employees, to the Knowledge of Seller, Seller has complied in respect of the ESP Business in all material respects with all applicable federal and state laws, rules and regulations which relate to wages, hours, discrimination in employment and collective bargaining and is not liable for any arrears of wages or any Taxes for failure to comply with any of the foregoing, except as would not reasonably be expected to have a Material Adverse Effect. Seller is not a party to, and the ESP Business is not affected by or to the Knowledge of Seller threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the Continuing Employees.

                                  (iv)     The employment of each of the
Continuing Employees by Purchaser will not violate, breach or conflict with any agreement, contract or understanding between any Continuing Employee and Seller and Seller has no contractual or other rights to prohibit any Continuing Employee from performing services relating to the ESP Business for Purchaser commencing upon or following the Closing which will not be released at Closing.

                                  (v)         To the Knowledge of Seller,
except as set forth on Schedule 3.18(v), each Person employed by Seller on the Closing Date and each former employee of Seller, in each case who was privy to proprietary information pertaining to the ESP Business has executed a confidentiality and non-disclosure agreement in favor of Seller. Seller has delivered to Purchaser true and complete copies of each agreement between Seller and each Person not listed on Schedule 3.18(v) whom was employed by Seller on the Closing Date and each former employee of Seller, in each case who was privy to proprietary information pertaining to the ESP Business.

                          3.19.   Sources of Components and Raw Materials.  Set
forth on Schedule 3.19 is a true and complete list of each material source from which Seller or its Affiliates purchase each component and raw material necessary to the ESP Product Line.

                         3.20.   Confidentiality and Non-disclosure by
Competing Bidders.

                                  (i)         Seller or an Affiliate obtained
confidentiality agreements from each Person with whom Seller has negotiated or otherwise conducted discussions with respect to the purchase of the Purchased Assets and the ESP Business and any other Person whom Seller has allowed access to records, facilities or personnel relating to the ESP Business for the purpose of conducting due diligence or otherwise investigating Seller and
evaluating acquiring the Purchased Assets and ESP Business.   Prior to the
Closing, Seller or such Affiliate shall have requested that each such Person return to Seller all copies of confidential documents and other information of Seller provided to such Person in connection with such due diligence investigation.

                                  (ii)        Seller covenants to promptly
notify Purchaser if Seller or any of its Affiliates obtains knowledge of any facts and circumstances which it believes constitute a breach of any confidentiality agreement referred to in this Section 3.20, and to use commercially reasonable efforts, at the expense of Purchaser, to cooperate with Purchaser to enforce such agreement against such person to the extent it may do so under such agreement and applicable law.

                 Section 4.       Representations and Warranties by Purchaser.

                 Purchaser hereby represents and warrants to Seller as follows.

                          4.1.    Corporate Existence and Power.  Purchaser is
a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers required to carry on its business as now conducted.

                          4.2.    Corporate Authorization.  The execution,
delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party and the consummation by Purchaser of the transactions contemplated herein and therein are within Purchaser's corporate powers and have been duly authorized by all necessary corporate action on the part of Purchaser. Each of this Agreement and the Ancillary Agreements to which Purchaser is a party constitutes the valid and binding agreement of Purchaser and is enforceable against Purchaser in accordance with its terms.

                          4.3.    No Conflict.  Each of this Agreement and the
Ancillary Agreements to which Purchaser is a party and the execution and delivery hereof and thereof by Purchaser, do not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated herein and therein will not, (1) conflict with any of, or require the consent of any Person under, the terms, conditions or provisions of the Certificate of Incorporation and Bylaws of Purchaser or (2) violate any provisions of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Purchaser.

                          4.4.    Litigation.  There are no actions, suits,
proceedings or governmental investigation or inquiries pending or, to the knowledge of Purchaser, threatened against Purchaser or its Affiliates or their respective properties, assets, operations or businesses which in any manner challenges or seeks to delay, prevent or hinder the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

                          4.5.    Consents and Approvals.  Except as disclosed
on Schedule 4.5, no consent, approval or action of, filing with, notice to, or exemption from any Governmental Authority or other Person on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or any of the Ancillary transactions contemplated hereby or thereby.

                          4.6.    Financing.  Purchaser has sufficient cash
and/or available credit facilities (and has provided the Seller with evidence thereof prior to the date hereof) or commitments therefor (copies of which have been furnished to the Seller prior to the date hereof) to pay the Purchase Price and to make all other payments in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

                          4.7.    Financial Statements.  Purchaser's financial
statements as filed with the United States Securities and Exchange Commission together with Purchaser's reports filed therewith pursuant to the Securities and Exchange Act of 1934 since January 1, 1995 comply in all material respects with applicable accounting requirements and with published rules and regulations of the Securities and Exchange Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the period involved and fairly present the financial position of Purchaser as at the dates thereof and the results of its operations and cash flows or changes in financial position for the period then ended.

                          4.8.    Finders and Brokers.  Purchaser shall pay any
and all fees or commissions owed by it to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

                 Section 5.       Action Prior to the Closing.

                 The parties covenant and agree to take the following actions between the date hereof and the Closing Date:

                          5.1.    Investigation of Seller by Purchaser.  Seller
shall afford to the officers, employees and authorized representatives of Purchaser (including, without limitation, independent public accountants and attorneys) complete access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of Seller to the extent Purchaser shall reasonably deem necessary or desirable and shall furnish to Purchaser or its authorized representatives such additional information concerning the business and operations of Seller as shall be reasonably requested, including all such information as shall be necessary to enable Purchaser or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Seller contained in this Agreement have been complied with and to determine whether the conditions set forth in Section 9 have been satisfied. Purchaser agrees that the confidentiality of any data or information so acquired shall be maintained by Purchaser and its representatives in accordance with the Confidentiality Agreement. With respect to the Seller's obligations set forth above, all requests for access to the ESP Business and the offices, properties, employees and business and financial records of Seller shall be made to such representatives of the Seller as the Seller shall designate (the "Seller's Representative") who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further understood and agreed that Purchaser shall not contact, and Purchaser shall cause its representatives to refrain from contacting, any of the officers, directors, employees, customers, creditors, suppliers, or Affiliates of Seller in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of a Seller Representative. In addition, all notices and applications to, filing with, and other contacts with any Governmental Authority relating to the transactions contemplated hereby shall be made by Purchaser only after prior consultation with, and approval by, Seller, which approval shall not be unreasonably withheld.

                          5.2.    Preserve Accuracy of Representations and
Warranties. Each of the parties hereto shall refrain from taking any action which is intended to render any representation or warranty contained in Section 3 or Section 4 of this Agreement inaccurate as of the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Seller shall promptly notify Purchaser of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against Seller which would have been listed in Schedule 3.15 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

                          5.3.    Consents of Third Parties; Governmental
Approvals.

                                  (i)         Seller will act reasonably to
secure, before the Closing Date, the consents, approvals and waivers, in form and substance reasonably satisfactory to Purchaser, listed or described on
Schedule 9.4; provided that neither Seller nor Purchaser shall have any obligation to offer or pay any consideration or modify terms in order to obtain any such consents or approvals; and provided, further, that Seller shall not make any agreement or understanding affecting the ESP Business as a condition for obtaining any such consents or waivers except with the prior written consent of Purchaser. During the period prior to the Closing Date, Purchaser shall act diligently and reasonably to cooperate with Seller to obtain the consents, approvals and waivers contemplated by this Section 5.3(i).

                                  (ii)        During the period prior to the
Closing Date, Seller and Purchaser shall act reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Authority required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, or to otherwise satisfy the conditions set forth in Section 9.5; provided that Seller shall not make any agreement or understanding affecting the ESP Business as a condition for obtaining any such consents or approvals except with the prior written consent of Purchaser.


                          5.4.    Operations Prior to the Closing.

                                  (i)         Except as otherwise set forth on
Schedule 5.4, Seller shall operate and carry on the ESP Business in the ordinary course of business only and substantially as presently operated. Consistent with the foregoing, Seller shall keep and maintain the Purchased Assets in good operating condition and repair and shall use reasonable efforts consistent with good business practice to maintain the business organization of the ESP Business intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with Seller pertaining to the ESP Business.

                                  (ii)        Except as expressly contemplated
by this Agreement, except with the express written approval of Purchaser, and except in the ordinary course of business, Seller shall not:

                                        (1)     adopt or propose any amendment
to its Articles of Incorporation or Bylaws that would affect the ability of Seller to consummate the transactions contemplated by this Agreement or any Ancillary Agreement;

                                        (2)     merge or consolidate with any
other Person, except (x) as described in Section 30 and (y) if such merger or consolidation would not materially impair the ability of Seller to consummate the transactions contemplated herein and in the Ancillary Agreements;

                                        (3)  make any material change in the
ESP Business or its operations;

                                        (4)     make any capital expenditure
with respect to the ESP Business or enter into any contract or commitment therefor;

                                        (5)  enter into any contract,
agreement, undertaking or commitment which would have been required to be set forth in Schedule 3.12 if in effect on the date hereof;

                                        (6)  sell, lease (as lessor), transfer
or otherwise dispose of (including any transfers from Seller to any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice and other than Permitted Encumbrances;

                                        (7)     cancel any debts owed to or
claims held by Seller pertaining to the ESP Business (including the settlement of any claims or litigation), or change credit policies or standards other than in the ordinary course of business consistent with past practice;

                                        (8)     create, incur or assume, or
agree to create, incur or assume, any indebtedness for borrowed money secured by the Purchased Assets or enter into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13) pertaining to the ESP Business;

                                        (9)     accelerate or delay collection
of any notes or United States accounts receivable generated by the ESP Business in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

                                        (10)    delay or accelerate payment of
any account payable or other liability of the ESP Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

                                        (12)    make, or agree to make, any
distribution of the Purchased Assets to any of Seller's Affiliates;

                                        (13)    make any material change in the
compensation of the Continuing Employees; or

                                        (14)    make any material change in the
accounting policies applied in the preparation of the Balance Sheet.

                                  5.5.    Notification by Seller of Certain
Matters. During the period prior to the Closing Date, Seller will promptly advise Purchaser in writing of (i) any Material Adverse Change, (ii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, (iii) any material default under any ESP Agreement or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Seller has knowledge, (iv) to the Knowledge of Seller, the existence of any facts or circumstances which render untrue or inaccurate any of the representations and warranties made in Section 3, or which would change any of the disclosure in the Schedules hereto if such Schedules were prepared as of the date of such notice.

                          5.6.    No Shopping; Other Similar Investment
Opportunities. Prior to the Closing Date or termination of this Agreement, Seller agrees that neither it nor its Affiliates shall, directly or indirectly,
(i) solicit or initiate the submission of proposals or offers from any other Person relating to a possible acquisition of the Purchased Assets, (ii) solicit, initiate or enter into discussions relating to a possible acquisition of the Purchased Assets, (iii) furnish to any other Person any information (not already in the public domain) relating to the ESP Business for the purpose of encouraging such Person to evaluate the desirability of submitting a proposal or an offer to purchase or otherwise acquire the Purchased Assets or (iv) assist, participate in, facilitate or encourage any effort or attempt by any other Person to do or seek any of the foregoing, except in each case as may be required by any applicable Requirements of Law and provided, however, that Seller may do or take any action otherwise prohibited by this Section 5.6 in the event that the Board of Directors of Seller or Difco determines in good faith that the failure to do so would be inconsistent with its fiduciary duties. Notwithstanding the foregoing, Seller may do or take any action otherwise prohibited by this Section 5.6 in response to any unsolicited inquiry, proposal or offer.

                 Section 6.       Covenants of Seller.

                 Seller hereby covenants and agrees with Purchaser as follows.

                          6.1.    Commercially Reasonable Efforts.  Seller will
use commercial reasonable efforts to obtain the satisfaction of the conditions to Closing within its control set forth in Section 9 and Section 11.

                          6.2.    Confidentiality.  Seller and its Affiliates
shall, and shall use commercially reasonable efforts to cause all its and their respective officers, directors, employees, accountants, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other Requirements of Law (provided, that Seller or such Affiliate shall notify Purchaser as promptly as practicable that it has been so compelled to allow Purchaser to obtain a protective order), all confidential documents and information concerning the ESP Business, except that such Persons shall be relieved of such obligations to the extent that such information can be shown to have been (i) in the public domain through no fault of Seller or any Affiliate thereof, (ii) later lawfully acquired by Seller or any such Affiliate, as the case may be, from a third-party, or (iii) (if a third-party acquires or is acquired by Difco or any of its Affiliates) known to, or practiced by, such third-party if such information was received by such third-party without an obligation of confidentiality to a Party as to such information, or independently developed by such third-party as of the date such third-party acquires, or is acquired by, Difco or any of its Affiliates; and provided that Seller and any such Affiliate may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Seller or such Affiliate, as the case may be, of the confidential nature of such information and are directed by Seller or such Affiliate, as the case may be, to treat such information confidentially. The obligation of Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

                          6.3.    Further Assurances.  Following the Closing
and at the expense of Purchaser, Seller shall execute and deliver such other bills of sale, assignments and other instruments of transfer or conveyance as Purchaser may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Purchaser and shall take all steps and actions as Purchaser may reasonably request or as may otherwise be necessary to put Purchaser in actual possession or control of the Purchased Assets, including the ESP Agreements.

                 Section 7. Covenants of Purchaser. Purchaser hereby covenants and agrees with Seller as follows.

                              7.1.    Commercially Reasonable Efforts.
Purchaser shall use commercially reasonable efforts to obtain the satisfaction of the conditions to Closing within its control set forth in
Section 10 and Section 11.

                          7.2.    Confidentiality.  Following the Closing Date,
Purchaser shall and shall cause its Affiliates to, and shall use commercially reasonable efforts to cause all its and their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other Requirements of Law, all confidential documents and information concerning the Excluded Assets, Excluded Liabilities and the respective businesses of Seller and its Affiliates other than the ESP Business, except to the extent that such information can be shown to have been (i) in the public domain through no fault of Purchaser or any such Affiliate or other Person, or
(ii) later lawfully acquired by Purchaser or any such Affiliate or other Person, as the case may be, from a third-party; provided that Purchaser and any such Affiliate may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Purchaser or such Affiliate, as the case may be, of the confidential nature of such information and are directed by Purchaser or such Affiliate, as the case may be, to treat such information confidentially. The obligation of Purchaser and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

                          7.3.    Post Closing Covenants.

                                  (i)      After the Closing, Purchaser shall
immediately notify and transfer to Seller any payments or other receipts it receives that constitute Excluded Assets. Pending such transfer, Purchaser shall segregate any such payments from its other assets and will clearly mark or designate them as the Property of Seller.

                                  (ii)     Following the Closing, Purchaser
shall afford Seller, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the ESP Business in its possession, with respect to periods through the Closing and the right to make copies and extracts therefrom to the extent that such access may be reasonably required by Seller in connection with (a) the preparation of tax returns, (b) any tax audit, tax protest or other proceeding relating to taxes, the determination or enforcement of rights and obligations under this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, (d) compliance with applicable law and regulations, including the requirements of any Governmental Authority, (e) the determination or enforcement of the rights or obligations of any Indemnified Party or Indemnifying Party, and/or (f) in connection with any actual or threatened Proceeding. Further, Purchaser agrees for a period of ten years after the Closing to not destroy or otherwise dispose of any such books, records or data unless Purchaser shall first offer in writing to surrender such books, records and other data to Seller and Seller shall not agree to take possession thereof during the 30 day period after such offer is received. Purchaser further agrees to cooperate with Seller in the conduct of any audit or other proceeding related to Taxes involving the ESP Business.

                                  (iii)    If, in order to properly prepare
Seller's Tax returns, it is necessary that Seller be furnished with any additional information, documents or records relating to the ESP Business not referred to in Section 7.3(ii), and such information, documents or records are in the possession or control of Purchaser, Purchaser shall use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the Seller's request and cost.

                 Section 8.       Additional Covenants and Agreements.

                 8.1.     Public Announcements.    Prior to the Closing, the
parties hereto agree that they will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Ancillary Agreements or the transactions contemplated hereby and thereby and, except as may be required by applicable law or any listing agreement with or rules of any national securities exchange or recognized quotation system, will not issue any such press release or make any such public statement prior to receiving the written consent (not to be unreasonably withheld) of the other party.

                          8.2.    Use of Names.

                                  (i)      Purchaser and its Affiliates are
hereby granted, for the six-month period beginning on the Closing Date, a royalty-free right to state in its labeling and inserts for bottles only, that the media used therein were manufactured by Difco or Difco Laboratories for AccuMed or AccuMed International.

                                  (ii)     Purchaser and its Affiliates are
hereby granted a royalty-free right from and after the Closing Date (1) for a period of up to six months following the Closing Date to sell Bottle Disposable Products that are among Inventories that are among Purchased Assets on the Closing Date and Bottle Disposable

Products that are manufactured by Seller or an Affiliate (as applicable) pursuant to the Manufacturing Agreement during a period of up to the earlier of
(x) the date on which labels with Purchaser's name are available in sufficient volume and (y) the 30th day following the Closing Date, (2) until the earlier of (x) the six-month anniversary of the Closing Date and (y) the date on which Purchaser is first commercially reasonably able to release software version 4.1 relating to the ESP Product Line, to send to customers operator manuals and service manuals containing the name of Seller and/or its Affiliates which are among Purchased Assets, provided that Purchaser overlays such manuals with a label indicating that the ESP Product Line has become a product of Purchaser and indicates that all references to Seller and its Affiliates are to Purchaser and its Affiliates, and (3) for a period of 30 days following the Closing Date, Purchaser shall be entitled to use invoices bearing the name of Seller or Difco if the invoice relates to an ESP product that is among the Purchased Assets provided that Purchaser overlays a label thereon indicating that the ESP Product Line has become a product of Purchaser and indicates that the related ESP Agreement has been assigned to Purchaser.

                                  (iii)    Within 90 days following the Closing
Date, Purchaser (at Purchaser's expense) will revise, remove and/ or modify (as applicable) all references to "Difco" or "Difco Laboratories," "MSD" or "Difco Microbiology Systems" and replace such references with such other references as Purchaser deems appropriate in the following, whether in Purchaser's possession or stocked or warehoused for Purchaser or Seller by a third-party vendor: (1) computer monitor screens generated by software included in the Purchased Assets, and on each computer and instruments included in the Purchased Assets and (2) all other instruments, Inventories and other Purchased Assets (and in case of installed instruments not owned by Purchaser to use reasonable efforts to do so).

                          8.3.  Sales and Transfer Taxes.

                                  (i)      Seller shall be liable for and shall
pay all Taxes (whether assessed or unassessed) applicable to the ESP Business or the Purchased Assets, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date. Purchaser shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the ESP Business or the Purchased Assets, in each case attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this
Section 8.3(i), any period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending on the Closing Date and the other beginning on the day after the Closing Date.

                                  (ii)     Notwithstanding Section 8.3(i), any
Tax (including a sales Tax, use Tax, real property transfer or gains Tax, or documentary stamp Tax) directly attributable to the sale or transfer of the Purchased Assets (but in no event including any income Tax) shall be paid by Purchaser. Purchaser and Seller agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, such Taxes.

                                  (iii)    Seller or Purchaser, as the case may
be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 8.3. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

                          8.4.    Continuing Employees; Other Employees.
Purchaser shall offer employment with Purchaser to only the Continuing Employees. Purchaser shall have no liabilities or obligations with respect to the employees of Seller who are not Continuing Employees, except to pay the severance amounts listed on Schedule 3.18(ii). Seller expressly agrees that Seller will hold Purchaser harmless from all liabilities and obligations to the non-Continuing Employees, other than payment of the severance amounts set forth on Schedule 3.18(ii), including pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985.

                          8.5.  Supply Agreements.  If requested by Seller or
Difco following the Closing (but in no event later than the six month anniversary of the Closing Date), Seller and Purchaser shall negotiate in good faith to enter into one or more Supply Agreements for the manufacture, supply and/or provision (as applicable) by AccuMed to Difco and/or its Affiliates of the products and services described on Schedule 8.5. The initial pricing for the products and services shall be as set forth on Schedule 8.5 and the other terms and conditions of the Supply Agreements(s) shall be no less favorable to Difco and its Affiliates than the Manufacturing Agreement is to Purchaser.

                 Section 9. Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser to proceed with the Closing are subject to the satisfaction on or prior to the Closing

Date of all of the following conditions any one or more of which may be waived, in whole or in part, by Purchaser:

                          9.1.    Compliance; No Material Adverse Change.

                                  (i)      Seller shall have complied in all
material respects with the covenants and agreements contained herein which it has agreed to perform on or prior to the Closing Date except for minor noncompliance which are not in the aggregate material;

                                  (ii)     Each of Seller's representations and
warranties contained in this Agreement shall be made again on and shall be true on and as of the Closing Date; and

                                  (iii)    Except that clause (i) and (ii) of
this condition shall be deemed to be satisfied notwithstanding that any representation or warranty may not be true or covenant or agreement may have not been complied with or may have been breached so long as the same shall not reasonably be expected to have a Material Adverse Effect.

                          9.2.    Officers' Certificates.  Purchaser shall have
received a certificate, dated the Closing Date, of an executive officer of Seller certifying as to the matters specified in Section 9.1.

                          9.3.    Opinion of Seller's Counsel.  Purchaser shall
have received an opinion of Miller, Canfield, Paddock and Stone, P.L.C., counsel for Seller, addressed to Purchaser, dated the Closing Date and substantially in the form of Schedule 9.3.

                          9.4.    Necessary Consents.  Seller shall have
received consents, in form and substance reasonably satisfactory to Purchaser, to the transactions contemplated hereby listed or referred to on Schedule 9.4.

                          9.5.    Necessary Governmental Approvals.  The
parties shall have received all approvals and actions of Governmental Authorities, and obtained the issuance of all Governmental Permits in each case as listed on Schedule 9.5.

                          9.6.    Tender of Performance.  Seller shall have
fully complied with the provisions of Section 2.

                          9.7.    Release of Threatened Patent Infringement
Claim.   Purchaser shall have received an executed copy of a Release executed by a Person who has been identified to Purchaser as Beta but who for confidentiality reasons is not identified herein in favor of Difco releasing Difco, its Affiliates and their respective successors and assigns (expressly including Purchaser), from any and all Claims of infringement of U.S. Patent (the number of which is not included herein due to concerns for confidentiality but which has been disclosed to Purchaser) in form and substance reasonably satisfactory to Purchaser.

                 Section 10.      Conditions to Obligations of Seller.

                 The obligations of Seller to proceed with the Closing are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by Seller.

                          10.1.   Compliance.  Purchaser shall have complied in
all material respects with the covenants and agreements contained herein which it has agreed to perform on or prior to the Closing Date, and each of its representations and warranties contained in this Agreement shall be made again on and shall be true on and as of the Closing Date.

                          10.2.   Officers' Certificates.  Seller shall have
received a certificate, dated the Closing Date, of an executive officer of Purchaser certifying as to the matters specified in Section 10.1.

                          10.3.   Opinion of Purchaser's General Counsel.
Seller shall have received an opinion of Joyce Wallach, Esq., General Counsel of Purchaser, addressed to Seller, dated the Closing Date and substantially in the form of Schedule 10.3.

                          10.4.   Tender of Payment.  Purchaser shall have fully
complied with the provisions of Section 2.10.

                 Section 11. Conditions Precedent to Obligations of Each of Purchaser and Seller. The obligations of Purchaser and Seller to proceed with the Closing are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by mutual agreement of Purchaser and Seller.

                          11.1.   No Orders.  The transactions contemplated
herein and in the Ancillary Agreements shall not violate any order or decree of any court or Governmental Authority having competent jurisdiction.

                          11.2.   Ancillary Agreements.  Each of the Ancillary
Agreements shall have been executed and delivered by the respective parties simultaneous with the Closing.

                          11.3.   No Restraining Order, Injunction or
Threatened Legal Action. No Proceeding exists before any Governmental Authority against a party hereto, and no Claim has been asserted by any Person or Governmental Authority, in either event which seeks to enjoin, restrain or materially alter or adversely affect the transactions contemplated hereby, and which in the reasonable good faith of such party is likely to render it impossible, or unlawful, to consummate the transaction contemplated by this Agreement or which could have a Material Adverse Effect on such party or the ESP Business; provided, however, that the provisions of this Section 11.3 shall not apply if the party seeking to invoke this provision has been a significant factor in soliciting or encouraging such Claim or Proceeding.

                          11.4.   Continuation of RELA Agreement.  Until the
earlier to occur of (x) RELA shall have agreed in writing that the RELA Agreement as in effect on the Closing Date will continue and inure to the benefit of Purchaser (each amendment, if any, to the RELA Agreement entered into after the date hereof and prior to the date on which such writing is delivered shall be reasonably satisfactory to Purchaser), and (y) the expiration of the applicable notice requirement to the assignment of the RELA Agreement to Purchaser, Seller shall exercise Seller's rights under the RELA Agreement pursuant to the instructions, and at the sole cost and expense, of Purchaser to the extent Seller may do so under the RELA Agreement and applicable law.

                 Section 12.      Indemnification; Escrow.

                          12.1.   Definitions.  As used in this Agreement, the
term "Indemnifying Party" means the party requested to indemnify, hold harmless or defend and the term "Indemnified Party" means each Person entitled to such indemnity.

                          12.2.   General Indemnification by Seller. From and
after the Closing Date, subject to the provisions of this Section 12, Seller agrees to pay and to indemnify fully, hold harmless and defend Purchaser and its Affiliates and their respective agents, officers, directors, employees, consultants, representatives, successors and permitted assigns, from and against any and all Losses and Expenses (whether based on negligent acts or omissions, statutory liability, strict liability or otherwise) to the extent arising out of, relating to or based upon allegations of the following.

                                  (i)      Any breach of any representation,
warranty or covenant of Seller contained in this Agreement.

                                  (ii)     any of the Excluded Liabilities.

                                  (iii)    Each Claim or Proceeding pending as
of, or asserted prior to, the Closing Date before any court, arbitration or Governmental Authority and judgments existing as of the Closing (including any modifications thereafter to any such judgments), and any such Claim or Proceeding threatened in writing at or prior to the Closing Date, in each case whether or not arising from any violation of, or failure at any time prior to the Closing Date to comply with, any Requirements of Law except any relating to any of the Assumed Liabilities.

                                  (iv)     Each Claim or Proceeding that arises
on or after the Closing Date insofar and to the extent such Claim or Proceeding arises from facts, circumstances or events that existed or arose before the Closing Date except any relating to any of the Assumed Liabilities.

                                  (v)      Any violation of any Requirements of
Law as at or existing prior to the Closing Date except any relating to any of the Assumed Liabilities.


                          12.3.   Consideration of Tax Benefit.  For purposes
of this Section 12, Losses and Expenses shall be computed with regard to any future tax benefit from the payment by the Indemnified Party of the item of Losses and Expenses giving rise to the indemnification payment.

                          12.4.   Indemnification by Purchaser.  From and after
the Closing Date, subject to the provisions of this Section 12.4 Purchaser agrees to pay and to indemnify fully, hold harmless and defend Seller, its Affiliates and their respective agents, officers, directors, employees, servants, consultants, advisers, representatives, successors and permitted assigns of each such Person, from and against any and all Losses and Expenses (whether based on negligent acts or omissions, statutory liability, strict liability or otherwise) to the extent arising out of, relating to or based upon
(i) any breach of any representation, warranty or covenant of Purchaser contained in this Agreement, (ii) the Assumed Liabilities, (iii) the operation of the ESP Business on and after the Closing Date, and (iv) any Claim or Proceeding that arises on or after the Closing Date in connection with the operation of the ESP Business on and after the Closing Date.

                          12.5.   Notice of Claims.

                                  (i)      A party seeking indemnification
hereunder shall deliver to the party obligated to provide indemnification to such Indemnified Party a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided, further that failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

                                  (ii)     After the giving of any Claim Notice
pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Section 12 shall be determined: (1) by the written agreement between the Indemnified Party and the Indemnifying Party; (2) by arbitration in accordance with Section 19; or (3) by any other means to which the Indemnified Party and the Indemnifying Party shall agree. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

                          12.6.   Third Person Claims.

                                  (i)      Subject to Section 12.6(ii), the
Indemnified Party shall have the right to conduct and control, through counsel of its choosing, and at Indemnified Party's expense, the defense, compromise or settlement of any Claim or Proceeding against such Indemnified Party whether or not indemnification will be sought by any Indemnified Party from any Indemnifying Party hereunder, and in any such case the Indemnifying Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that the Indemnifying Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Claim or Proceeding as to which the Indemnified Party has so elected to conduct and control the defense thereof; and provided, further, that the Indemnified Party shall not, without the written consent of the Indemnifying Party (which written consent shall not be unreasonably withheld), pay, compromise or settle any such Claim or Proceeding, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnifying Party shall fail, within 21 days after the date such request is deemed delivered, to acknowledge and agree in writing that, if such Claim or Proceeding shall be adversely determined, such Indemnifying Party has an obligation to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Claim or Proceeding without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld. The Indemnified Party may request the Indemnifying Party to conduct and control its defense of such Claim in which event the Indemnifying Party shall, subject to the provisions of this Section 12.6(i) relating to compromise or settlement, undertake the defense thereof.

                                  (ii)     If any Claim or Proceeding against
any Indemnified Party is solely for money damages or, where Seller is the Indemnifying Party, will have no continuing effect in any material respects on the ESP Business, then the Indemnifying Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnifying Party hereunder if the Indemnifying Party has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnifying Party has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnifying Party has so elected to conduct and control the defense. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnifying Party to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.

                          12.7.   Coordination of Indemnification Rights.

                                  (i)      Except for any action seeking
specific performance and/or injunctive relief for the breach of any covenant contained in this Agreement, the indemnification provided to any Person pursuant to this Agreement shall be such Person's sole remedy for any breach by any party hereto of any representation, warranty or covenant contained in this Agreement or in connection with the consummation of the transactions contemplated hereby.

                                  (ii)     Notwithstanding any provisions to
the contrary contained in this Agreement, the right of any Person to be indemnified, defended and/or held harmless in connection with any claim pursuant to any Section of this Agreement shall be reduced to the extent that such Person is or has been indemnified, defended and/or held harmless pursuant to any provision of this Agreement or any Ancillary Agreements in respect of all Losses and Expenses which are the subject of such claim.

                                  (iii)    In the event that an Indemnified
Party has a right of recovery against any third party with respect to any damages in connection with which a payment is made to such Indemnified Party by an Indemnifying Party, then (1) such Indemnifying Party shall, to the extent of such payment, be subrogated to all of the rights of recovery of such Indemnified Party against such third party with respect to such Losses and Expenses and (2) such Indemnified Party shall, at no expense to the Indemnified Party, execute all documents required and take all action reasonably necessary to secure such rights, including the execution of such documents as are necessary to enable such Indemnifying Party to bring suit to enforce such rights.

                       12.8. Limit on Indemnification; Disbursement of Escrowed Funds.

                                  (i)      Seller's indemnification obligation
to Purchaser and the other Indemnified Parties described in Section 12.2, shall be limited to payment of up to the amount of the Escrowed Funds which shall be the sole source of recourse for Purchaser and the other Indemnified Parties described in Section 12.2.

                                  (ii)     No Indemnified Party shall be
entitled to payment of any amount in respect of the Losses and Expenses relating to a Claim Notice unless the aggregate amount exceeds $50,000 (the "Deductible Amount"), in which case, the Indemnified Party shall be entitled to the full amount of such Losses and Expenses in excess of the Deductible Amount subject to the further provisions of this Agreement.

                                  (iii)    The Escrowed Funds shall be
disbursed in accordance with the Escrow Agreement, which provides, among other things, that (1) if no Claim Notice shall have been filed by Purchaser on or prior to the first anniversary of the Closing Date, the Escrowed Funds will be disbursed to Seller, and (2) if a Claim Notice has been filed with by Purchaser on or prior to the first anniversary of the Closing Date, the amount of Escrowed Funds that are sought in such Claim Notice shall remain in the Escrow Account until final resolution of the Claim described in each such Claim Notice in accordance with Section 12.5(ii).

                          12.9.   Exclusive Remedy.  From and after the Closing
Date, the recourse of Purchaser and the other Indemnified Parties described in
Section 12.2 to the Escrow Account for indemnification claims as provided in this Agreement and the Escrow Agreement shall be the sole and exclusive remedy and recourse for any breach of this Agreement or any other claim by Purchaser and the other Indemnified Parties described in Section 12.2 under or with respect to this Agreement or any of the transactions contemplated hereby and Purchaser and the other Indemnified Parties described in Section 12.2 shall have no other entitlement, remedy or recourse, whether in contract, tort or otherwise, against Seller and the other Indemnified Parties described in
Section 12.4, all of such entitlement, remedies and recourse being hereby expressly waived by Purchaser and the other Indemnified Parties described in
Section 12.2. In addition, the amount of indemnification obligations pursuant to this Section 12 shall be the maximum amount of such Seller's indemnification obligation hereunder, and Purchaser shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever, all of which Purchaser hereby waives.

                          12.10.  No Other Representations.

                                  (i)      Notwithstanding anything to the
contrary contained in this Agreement, Purchaser acknowledges and agrees that except for the representations and warranties made by the Seller in Section 3 hereof, (a) the Purchased Assets and the ESP Business are being conveyed to Purchaser on an "AS IS and WHERE IS" basis and (b) SELLER IS NOT MAKING ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DESIGN, CAPACITY, CONDITION, SAFETY, PERFORMANCE, VALUE, UTILITY, COMPLIANCE WITH LAWS OR REGULATIONS OR OTHERWISE IN CONNECTION WITH THE SALE, ASSIGNMENT OR TRANSFER OF THE PURCHASED ASSETS OR THE ESP BUSINESS, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY MATTER RELATED HERETO, NOR IS IT MAKING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED. Without limitation of the foregoing, Purchaser acknowledges and agrees that the Seller has not made any representations or warranties to Purchaser with respect to any projections or forecasts relating to the ESP Business or the Purchased Assets, or any other information that may have been provided to Purchaser in connection with the transactions contemplated hereby or under the Ancillary Agreements and Purchaser has not relied upon any projections, forecasts or other information.

                                  (ii)     Purchaser hereby acknowledges and
agrees that it shall have, and make, no claim or any kind or character whatsoever, and shall have no remedy or recourse against any officer, director, shareholder, employee, agent, Affiliate, successor or assign of the Seller under or in connection with this Agreement, any of the Ancillary Agreements or the transactions contemplated hereby or thereby, whether in contract, tort or otherwise, other than as provided herein, and Purchaser hereby expressly waives any right or entitlement to any such claim, remedy or recourse, except that
Section 12 shall also be for the benefit of and shall be enforceable by each Indemnified Party.

                                  (iii)    The limitations on Purchaser's
claims, rights and remedies set forth in this Agreement are a material consideration for Seller's willingness to enter into this Agreement, the Ancillary Agreements and to consummate the transactions contemplated hereby.

                          12.11   Excluded Indemnification Claim.
Notwithstanding anything to the contrary contained herein, it is the explicit intention of the parties that Purchaser and the Indemnified Parties described in Section 12.2 shall have no right to indemnification (or recourse to the Escrow Account), and no other remedy shall be had in contract, tort or otherwise, for any individual Claim or series or group of related Claims, in so far as the Chief Executive Officer, Chief Financial Officer, President Microbiology Division, General Counsel and/or Microbiology Marketing Manager of Purchaser had actual knowledge of facts, circumstances or conditions on or prior to the Closing Date that would reasonably be believed to cause or constitute a breach of representations, warranties or covenants of Seller contained herein which are alleged in such Claim or series or group of Claims to have been breached (an "Excluded Indemnification Claim"). Purchaser hereby agrees and expressly waives any right or entitlement to indemnification under this Agreement and any other remedy or recourse in contract, tort or otherwise, in respect to any such Excluded Indemnification Claim.

                 Section 13.      Termination.

                          13.1.   Termination.  Anything contained in this
Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date.

                                  (i)      by the mutual written consent of
Purchaser and Seller;

                                  (ii)        by Purchaser or Seller if the
Closing shall not have occurred on or before March 31, 1997 (or such later date as may be mutually agreed to by Purchaser and Seller), provided that, the terminating party is not in breach of any of its obligations, agreements, covenants, representations or warranties pursuant to this Agreement or any Ancillary Agreement;

                                  (iii)    by Purchaser in the event of any
material breach by Seller of any of Seller's agreements, representations, warranties or covenants contained herein and the failure of Seller to cure such breach within the longer of (x) ten business days after the date on which notice from Purchaser requesting such breach to be cured is deemed delivered and (y) the number of days remaining prior to the Closing Date;

                                  (iv)        by Seller in the event of any
material breach by Purchaser of any of Purchaser's agreements, representations, warranties or covenants contained herein and the failure of Purchaser to cure such breach within the longer of (x) ten business days after the date on which notice from Purchaser requesting such breach to be cured is deemed delivered and (y) the number of days remaining prior to the Closing Date;

                                  (v)         by Seller or by Purchaser if the
consummation of the transactions contemplated herein or in any Ancillary Agreement would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction.

                                  (vi)        by Seller if it shall receive a
proposal relating to the disposition of the ESP Business and the Purchased Assets and if the Board of Directors of Seller or DIFCO determines in good faith that such termination is appropriate in connection with the proper exercise of its fiduciary duties (provided, that in such event, Seller shall pay to Purchaser the greater of $150,000 or the reasonable documented out-of-pocket expenses incurred by Purchaser directly in connection with the negotiation and investigation of the transactions contemplated in this Agreement. Purchaser shall provide Seller with an estimate of such expenses upon request. Upon such payment by Seller, Seller shall have no other or further obligation or liability to Purchaser under this Agreement or related to the transactions contemplated hereby.

                          13.2.   Notice of Termination.  Any party desiring to
terminate this Agreement pursuant to Section 13.1 shall give written notice of such termination to the other party to this Agreement.

                          13.3.   Effect of Termination.  If this Agreement
shall be terminated pursuant to this Section 13, all further obligations of the parties under this Agreement (other than pursuant to Section 26) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its breach of this Agreement.

                 Section 14. Survival of Representations, Warranties, Covenants and Agreements. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for a period of one year except that covenants which by their terms are to be performed after the Closing shall survive in accordance with their respective terms.

                 Section 15. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF MICHIGAN WITHOUT GIVING REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

                 Section 16. Notices. All notices given pursuant to this Agreement shall be in writing and shall be made by hand- delivery, first-class mail (registered or certified, return receipt requested), telex, telecopier, or overnight air courier guaranteeing next business day delivery to the relevant address specified below. Except as otherwise provided in this Agreement, each such notice shall be deemed given: at the time delivered by hand, if personally delivered or mailed; when answered back, if telexed; when receipt is acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next business day delivery.

                 If to Purchaser, to:

                 AccuMed International, Inc.
                 900 North Franklin Street, Suite 401
                 Chicago, Illinois 60610
                 Attention:       Mr. Peter P. Gombrich
                                  Chief Executive Officer

                 Telecopy No.: (312) 642-3101
                 Confirmation No.: (312) 642-9200
                 with a copy to:

                 AccuMed International, Inc.
                 1500 7th Avenue
                 Sacramento, California
                 Attention:       Ms. Joyce L. Wallach
                                  General Counsel

                 Telecopy No.: (916) 443-6850
                 Confirmation No.: (916) 443-6800

                 If to Seller, to:

                 Difco Microbiology Systems, Inc.
                 17197 N. Laurel Park, Suite 400
                 Livonia, Michigan 48152
                 Attention:       Kenneth A. Lawton, Treasurer

                 Telecopy No.: (313) 462-8528
                 Confirmation No.:  (313) 462-8562

                 with a copy to:

                 Miller, Canfield, Paddock and Stone, P.L.C.
                 1400 North Woodward Avenue
                 Bloomfield Hills, Michigan 48304
                 Attention:  Mr. Thomas G. Appleman

                 Telecopy No.: (810) 258-3036
                 Confirmation No.: (810) 258-3009


or to such other address as such party may indicate by a notice delivered to the other party hereto.

                 Section 17. Books and Records. Seller will, not later than 60 days after the Closing Date, deliver or cause to be delivered to Purchaser all books and records constituting a part of the Purchased Assets, to the extent not previously delivered to Purchaser and to the extent not required by Seller or an Affiliate to perform its obligations pursuant to the Manufacturing Agreement, in which case, Seller, at the request and expense of Purchaser, shall provide Purchaser a copy thereof.

                 Section 18. Injunctive Relief. Each of the parties acknowledges that in the event of a breach by any of them of any material provision of this Agreement, the aggrieved party may be without an adequate remedy at law. Each of the parties therefore agrees that in the event of such a breach hereof the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach hereof. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled. Notwithstanding Section 19, if Purchaser shall desire to seek specific performance or any other extraordinary or provisional relief including, but not limited to, injunctive relief under this Agreement and any amendments hereto, then any such action shall not be subject to arbitration. In the event that Purchaser elects, in its sole discretion, to seek such extraordinary or provisional relief from a court having jurisdiction thereof, Seller agrees to submit to the non-exclusive jurisdiction of the federal and/or state courts located in the State of Michigan and waives any and all objections to jurisdiction and venue that it may have under the laws or court rules of any state or the United States or court.

                 Section 19. Arbitration. Except as otherwise provided in this Agreement, Seller and Purchaser agree that any claim, controversy or dispute arising out of or relating to this Agreement, the interpretation of any of the provisions hereof, shall be submitted to neutral, binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (or any successor thereto) and the Federal Arbitration Act, 9 U.S.C.A. sections 1-14 shall apply. Any award or decision obtained from any such arbitration proceeding shall be final and binding on the parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Livonia, Michigan (or such other location in the State of Michigan as the Parties may agree).

                 Section 20.      Successors and Assigns.

                                  (i)      Prior to the Closing, the rights of
either party under this Agreement shall not be assigned by such party without the prior written consent of the other party.

                                  (ii)     After the Closing, this Agreement
shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Seller and Purchaser may assign this Agreement to any of their respective Affiliates or to any Person acquiring all or substantially all of their respective assets provided that any such assignee shall first deliver to the other party an agreement pursuant to which the assignee assumes all of the assignor's obligations under this Agreement and agrees to be bound by all terms and conditions of this Agreement and the assignor shall notwithstanding any such assignment remain liable for all of its obligations hereunder. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this
Section 20 any right, remedy or claim under or by reason of this Agreement.

                 Section 21. Entire Agreement. This Agreement and the Exhibits and Schedules hereto together with the Ancillary Agreements contain the entire understanding of the parties with regard to the subject matter contained herein and therein, and supersede all prior agreements and understandings between the parties including expressly the Offer Term Sheet dated as of November 25, 1996 and except for the Confidentiality Agreement.

                 Section 22. Amendments. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties.

                 Section 23. Interpretation. Section headings herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits hereto shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

                 Section 24. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

                 Section 25. Expenses. Each party shall pay all costs and expenses incident to its negotiation and preparation of this Agreement and the Ancillary Agreements and to its performance and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, except as otherwise set forth herein;

                 Section 26. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable, in which case the parties will negotiate in good faith to enter into appropriate amendments hereto.

                 Section 27. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, and all of which taken together shall constitute one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Purchaser.

                 Section 28. Bulk Transfer Laws. The parties expressly waive compliance with the bulk transfer and comparable statutory provisions of all applicable laws of all applicable jurisdictions.

                 Section 29. Schedules. Disclosure of any fact or item in any Schedule hereto referred by a particular Section shall, should the existence of the fact or item or its contents be relevant to any other Section, be deemed to be disclosed with respect to such other Section(s) whether or not an explicit cross reference appears and whether or not the Section(s) make reference to any Schedule. The disclosure of any particular fact or item in any Schedule shall not be deemed any admission as to whether the fact or item is "material" or would constitute a "Material Adverse Effect" or a "Material Adverse Change."

                 Section 30. Seller Extraordinary Transaction. Nothing in this Agreement or any of the Ancillary Agreements is intended to, nor shall, restrict, limit or prevent in any fashion the ability of Difco to consummate any merger, sale of assets or other business combination transaction and no covenants of Seller or any covenants imposed on any Affiliate of Seller hereunder, if any, shall bind or apply to any acquiror or its respective Affiliates or assets solely by virtue of this Agreement or any Ancillary Agreement, except only those imposing obligations of confidentiality.

[The remainder of this page has been left blank intentionally.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                          ACCUMED INTERNATIONAL, INC.


                          By: /s/ MICHAEL D. BURKE
                             -------------------------------
                             Michael D. Burke
                             President, Microbiology Division



                          DIFCO MICROBIOLOGY SYSTEMS, INC.


                          By: /s/ WILLIAM B. BURNETT
                              --------------------------------
                              William B. Burnett
                              President